Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statements No. 333-210692 on Form F-3 of our report dated April 11, 2016, relating to the consolidated financial statements and financial statement schedule of The9 Limited, its subsidiaries and its variable interest entities (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the Group’s ability to continue as a going concern and an explanatory paragraph relating to the translation of Renminbi amounts to United States dollar amounts for the convenience of readers in the United States), appearing in the Annual Report on Form 20-F of The9 Limited for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

May 23, 2016